Exhibit 99.3

TEGAL CORPORATION STOCKHOLDERS APPROVE FINANCING

Ralph Martin, Former President of Mattson Technology, appointed as Board Member

Petaluma, Calif., September 13, 2005— Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced that its stockholders had approved the second step of a proposed common stock and warrant financing. All of the other proposals made to the stockholders at the meeting were also approved.

Tegal’s Annual Stockholder Meeting was held at 10 a.m. today at the Company’s Petaluma headquarters. Stockholders present at the meeting or by proxy approved the second of a two-step financing by almost a 10 to 1 margin. The financing, announced by Tegal on July 11, 2005, involved the sale of common stock and 5-year warrants in two steps for a total of $22.5 million. Proceeds of the financing are intended to be used for Tegal's general working capital requirements.

The first step of the financing, completed on July 14, 2005, involved the sale of approximately 6.3 million common shares and approximately 3.15 million warrants (to purchase additional common shares with an exercise price of $1.00 per share) for proceeds of $4.1 million. The second step, which will raise $18.4 million through the sale of approximately 28.3 million common shares and approximately 14.2 million warrants (also with a exercise price of $1.00 per share), was subject to stockholder approval at today’s meeting. Tegal now expects to close the financing transaction within a few days.

Tegal stockholders elected Brad Mattson, Ed Dohring, Jeff Krauss and Duane Wadsworth to the Board of Directors. They also approved proposals involving an increase in the authorized shares of the Corporation, the expansion of option plans for employees and outside directors, the amendment of the certificate of incorporation to allow the Board to amend the company’s by-laws, and ratified the appointment of Moss Adams, LLP as the Company’s independent certified public accountants.

At a meeting of the Board of Directors, also held today, Ralph Martin was appointed to fill a vacancy as an independent director. Mr. Martin is a 25-year veteran of the semiconductor capital equipment industry who has been an independent industry consultant since 2001. Previously, Mr. Martin served as President of Mattson Technology, a position he held from December 1996 through January 1999. Prior to that he held other senior management positions in Mattson Technology, including Executive Vice President and Chief Operating Officer and Vice President of Engineering. Mr. Martin was also a member of the startup team at Novellus Systems, a company founded by Brad Mattson, Tegal’s recently appointed Chairman. Prior to his tenure at Novellus, Mr. Martin held various technical position with GCA, LFE Corp. and MIT Center for Material Science and Engineering.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
Nagle & Ferri Investor Relations
Frank Nagle or Bob Ferri, 415/575-1999